PRESS RELEASE

Basic Earth Comments on FieldPoint's Withdrawal and Announces Plans to Resume Share Buy Back Program

Tuesday March 24, 2009, 8:30 am EDT

DENVER, March 24 /PRNewswire-FirstCall/ -- Basic Earth Science Systems, Inc. (Basic) (OTC Bulletin Board: BSIC - News) has noted that FieldPoint Petroleum Corporation (Amex: FPP - News) announced termination of its plans to offer FieldPoint shares for shares of Basic.

Ray Singleton, President of Basic, stated, "Basic's Board of Directors, specifically its independent directors, viewed the proposed exchange offer from FieldPoint as coercive and an inadequate offer to gain control of Basic and its assets. The Board adopted the Shareholder Rights Plan to assure that all of Basic's stockholders receive fair and equal treatment in the event of any proposed takeover."

Basic also announced its plans to resume the share buy back program it initiated in November 2008. Basic suspended its share buy back program in January following FieldPoint's announcement.

Founded in 1969, Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the "over-the-counter - bulletin board" under the symbol BSIC. Basic's web site is at www.basicearth.net where additional information about the Company can be accessed.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "should," "may," "will," "anticipate," "estimate," "intend" or "continue," or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements include statements regarding Basic's plans to resume its share buy back program. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to, changes in general economic conditions, oil commodity prices and drilling costs, Basic's liquidity needs, and other risk factors identified in the company's quarterly reports on Form 10-Q for the quarters ended June 30, September 30, and December 31, 2008, in addition to Annual Report on Form 10-K for the fiscal year ended March 31, 2008, filed with the Securities and Exchange Commission. There can be no assurance that future developments affecting the company will be those anticipated by management. The company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.